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                                                                     EXHIBIT 5.1


                          PILLSBURY MADISON & SUTRO LLP
                                  P.O. BOX 7880
                             SAN FRANCISCO, CA 94120
                               Tel: (415) 983-1000
                               Fax: (415) 983-1200


                                 April 13, 1998

Nanogen, Inc.
10398 Pacific Center Court
San Diego, California 92121

        Re:    Registration Statement on Form S-1 (File No. 333-42761)

Ladies and Gentlemen:

        We are acting as counsel for Nanogen, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 4,485,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-1 (File No. 333-42791) relating to such shares of Common Stock. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act, is herein referred to as the "Registration Statement."

        We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and are legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                               Very truly yours,

                                               /s/ Pillsbury Madison & Sutro LLP